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                                                                    EXHIBIT 12.1

Golden Northwest Aluminum Company
Statement of Ratio of Earnings to Fixed Charges
Year Ended December 31, 1999
(Amounts in Thousands)

Fixed Charges:
Interest expense                                        $21,977
Capitalized interest                                        576
Preferred stock dividend requirement                      3,648 (1)
                                                   -------------
                  Fixed charges                        $ 26,201
                                                   =============

Earnings:

Loss before income taxes                              $ (23,656)
Fixed charges                                            26,201
Interest capitalized                                       (576)
Preferred stock dividend requirement                     (3,648)
                                                   -------------
                                                       $ (1,679)
                                                   =============

Deficiency of earnings to cover fixed charges          $ 27,880
                                                   =============


(1) No consideration given to tax effect due to tax benefit recognized in 1999.